Exhibit 99.2

ESCHELON INVESTOR CONFERENCE CALL

March 20, 2007 — 9:00 A.M. CENTRAL

Good morning and thank you for joining us on such short notice.

This is Rick Smith and I am the President and Chief Executive Officer of Eschelon, and I have Geoff Boyd, our Chief Financial Officer here with me for the call.

Before we begin, our Safe Harbor provision is as follows:

“As it relates to the discussion today, we may include some forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  The forward-looking statements are based on our current intent, belief and expectations.  These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict.  Actual results may differ materially from these forward-looking statements because of risks that are described in the company’s filings with the Securities and Exchange Commission.”

Early today, we announced that we had signed a purchase agreement to be acquired by Integra Telecom for $30.00 per share.  That price represents total equity value of approximately $566M on a fully diluted basis.  The proposed transaction will be financed through a fully committed senior credit facility arranged by Deutsche Bank Securities and it is also subject to the approval of a majority of Eschelon’s shareholders and the satisfaction of customary closing conditions and regulatory approvals.  We expect the transaction to close in Q3 2007 — and would estimate that more precisely to be by the end of August of this year.

For those of you that do not know Integra, they are a privately held company and they provide voice, data, and internet communications to over 66,000 business and carrier customers in eight (8) Western States including Arizona, California, Idaho, Minnesota, North Dakota, Oregon, Utah,

and Washington.  They own MAN networks in eight (8) cities and have a 4,700 mile fiber optic network — the last two (2) key network elements were acquired with their acquisition of ELI from Citizens in 2006.  Proforma for ELI, their key 2006 metrics were:

Revenue of $339M

EBITDA of $104M

And 1100 Associates.

Integra’s primary equity investors include Bank of America Capital Investors, Boston Ventures, and Nautic Equity Partners.

We know Integra quite well — having competed with them for nearly ten (10) years — and having discussed multiple forms of potential business combinations over the last four (4) years.  They care deeply, as we do, about customer service, and about their Associates.  We both have business and ethical standards that are high.  This business combination will result in the largest CLEC west of the Mississippi.  With the markets they serve, the combined company will have approximately 15% of the medium and small business market share, and approximately $700M in revenue and $200M in proforma EBITDA.  We believe this transaction results in a good combination in terms of market and revenue overlap, total size, market share, financial metrics, and very similar business models.

So why not purchase Integra?  We attempted to do that over the last several years, but our pricing fell short of what their investors would accept — and they stepped up to   provide Eschelon with a good price.

Eschelon WAS NOT for sale- and we WERE NOT out actively looking for buyers but Integra presented a compelling price that after much analysis and debate, was deemed to be acceptable to our Board.  Eschelon has been a “buyer” for sure recently, with five (5) acquisitions closed since 2005, and another one scheduled to close in May, 2007, and I have responded to “sale” questions over the last several years the way you would expect me to and that was always to keep that door open — dependent on price and terms.  We examined price using multiple methods including comparable public company analysis, comparable transactions analysis, DCF analysis, and premiums paid analysis — and determined based on the fairness opinion delivered by Jefferies and Company, that the price and terms offered by Integra were in the best interests of our shareowners — so we accepted them.  The $30.00 per share price represents a 58% premium to our price 90 days ago and a 109% premium to our price a year ago- and a 114% premium to our IPO price of $14.00 per share in August, 2005.  Although not the only method that we used to evaluate the price, it certainly showed substantial premiums to relatively current price points.

We have filed an 8K so you can read more about the purchase agreement, but here are some highlights:

•                  Break up fee of $16.8M plus a maximum of expenses of up to $2.0M;

•                  Reverse break up fee of $16.8M;

•                  A “fiduciary out” if a superior bid is received for ESCH;

•                  Due diligence by Integra has been completed;

•                  Eschelon must achieve 94% of Budgeted EBITDA for the quarter preceding closing of this transaction; and

•                  Eschelon will continue to run the Company on a “business as usual” basis until closing.

We will file the Eschelon proxy including the fairness opinion in April, 2007 and will look to have our shareowners vote in favor of this transaction shortly thereafter.

With that,                               our Conference Coordinator will open the call to questions.

QUESTION/ANSWER SESSION

Thank you                             .  For those of you that Geoff and I have had a chance to meet before, you know both of us to be “fighters” — we understand our business, we love and are proud of what we have built — and have always operated with an eye on acquiring other companies versus selling.  However, ultimately, we understand our responsibilities to our owners very clearly, and in this case, accepting the Integra offer is in the best interests of our owners — all of them.

So thank you again for joining us today.  This is Minneapolis — signing off.